Exhibit 16.1

March 19, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read ARC Group Worldwide, Inc.’s statements included under Item 4.01(a) of its Form 8-K dated March 13, 2019, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our firm contained therein.

Very truly yours,

/s/ Moss Adams LLP